EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
by and among

CLINICAL RESULTS, INC.,

EACH OF DAVID POLLOCK AND RICHARD DOUGLAS REITZ,
as Sellers

and

HYDRON TECHNOLOGIES, INC.,
as Buyer

Dated as of July 1, 2005

TABLE OF CONTENTS

Page

1.	SALE AND PURCHASE	3
2.	PURCHASE PRICE	3
3.	CLOSING; CLOSING DELIVERIES	4
	3.1. Closing	4
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	4
	4.1. Existence; Good Standing	4
	4.2. Authorization, Validity and Effect of Agreements	4
	4.3. No Violation	4
	4.4. Capital Stock	5
	4.5. Issuance of Hydron Shares	5
	4.6. No Brokers	5
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH SELLERS	5
	5.1. Existence; Good Standing	5
	5.2. Authorization, Validity and Effect of Agreements	5
	5.3. No Violation	6
	5.4. No Brokers	6
	5.5. Ownership of Securities	6
	5.6. Subsidiaries	6
	5.7. Capitalization	6
	5.8. Corporate Records; Books	7
	5.9. Financial Statements	7
	5.10. Undisclosed Liabilities; Material Defaults	7
	5.11. Absence of Certain Changes	7
	5.12. Title.	8
	5.13. Litigation	8
	5.14. Taxes	8
	5.15. Compliance with Law and Applicable Governmental and Other Regulations	8
	5.16. Intellectual Property	8
	5.17. Contracts	9
	5.18. Dealings with Affiliates	9
	5.19. Investment Representations	9
6.	COVENANTS	10
	6.1. No Disposition; No Liens	10
	6.2 Regular Course of Business	10
	6.3. Payments; No Solicitation	11
	6.4. Certain Commitments	11
	6.5. Filings; Consents; Other Actions	11
	6.6. Publicity	12
7.	CONDITIONS	12
	7.1. Conditions to Obligation of Sellers to Sell the Securities	12
	7.2. Conditions to Obligation of Buyer to Purchase the Securities	13

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8.	INDEMNIFICATION	14
	8.1. Survival of Representations and Warranties	14
	8.2. Indemnification by the Sellers.	14
	8.3. Indemnification by Buyer.	15
	8.4. Third-Party Claims	15
9.	NONCOMPETE	16
	9.1 Non-Competition Covenant	16
	9.2 Non-disclosure; Confidentiality	18
10.	TERMINATION	20
	10.1 Methods of Termination	20
	10.2 Procedure Upon Termination	20
11.	GENERAL PROVISIONS	21
	11.1. Notices	21
	11.2. Assignment; Binding Effect	22
	11.3. Entire Agreement	22
	11.4. Amendment	22
	11.5. GOVERNING LAW	22
	11.6. Counterparts	22
	11.7. Headings	22
	11.8. Interpretation	22
	11.9. Waivers	22
	11.10. Severability	23
	11.12. Enforcement of Agreement	23
	11.13. Costs	23
	11.14. Schedules	23
	11.15. No Third Party Beneficiaries	23
	11.16. Due Diligence	23
	11.17. Lock-up Agreements	23
	11.18 Board of Directors	23

EXHIBITS

Exhibit A - Restrictive Legend

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PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated as of July 1, 2005 (this “Agreement”), is entered into by and among CLINICAL RESULTS, INC., a Delaware corporation (the “Company”), each of DAVID POLLOCK, an individual (“Pollock”), and RICHARD DOUGLAS REITZ, an individual (“Reitz”) (each of Pollock and Reitz, a "Seller" and collectively, the "Sellers") and HYDRON TECHNOLOGIES, INC., a New York corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, each of the Sellers is the owner of shares (“Shares”) of common stock, par value $.01 per share (the "Common Stock"), of the Company, aggregating the total issued and outstanding shares of Common Stock; and

WHEREAS, Buyer desires to purchase from Sellers, and each of the Sellers desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefit to be derived from this Agreement and of the representations, warranties, conditions, covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer, the Company and each of the Sellers hereby agree as follows:

1.    SALE AND PURCHASE; INVESTMENT IN COMPANY

(a) Each Seller hereby agrees to sell, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from each such Seller, the Shares owned by each such Seller for the Purchase Price (as defined in Section 2 below).

(b) At the Closing (as defined in Section 3.1 below), each Seller will deliver (or cause to be delivered) to Buyer, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature (individually, a “Lien” and collectively, “Liens”), certificates (“Certificates”) representing the Shares of Common Stock owned by such Seller, together with such other documents as may be necessary for transfer of the Common Stock upon the transfer books and records of the Company into the name of Buyer, in form for good delivery. Such Certificates shall be in negotiable form accompanied by stock powers executed in blank.

2.    PURCHASE PRICE. The consideration to be paid by Buyer to each Seller for the Shares being sold by such Seller (the “Purchase Price”) shall be an aggregate of Two Million (2,000,000) shares of common stock, $.01 par value per share, of the Buyer (the “Hydron Common Stock”), evidenced by two stock certificates each evidencing ownership of One Million (1,000,000) shares of Common Stock registered in the names of Pollack and Reitz, respectively, and bearing a restrictive stock legend in the form attached as Exhibit A hereto (collectively, the “Hydron Shares”).

3.    CLOSING. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date that all conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived, but in no event later than July 31, 2005 (the “Closing Time”), at the offices of Ruden McClosky Smith Schuster & Russell, P.A., 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, or at such other time and location as the parties may agree.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to each Seller as follows:

4.1.    Existence; Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Buyer is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified or licensed.

4.2.    Authorization, Validity and Effect of Agreements Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to which Buyer is a party. The consummation by Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

4.3.    No Violation. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or by-laws of Buyer; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Buyer or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, certificate of authority, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of its properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder (a "Buyer Material Adverse Effect"); or (c) other than such regulatory approvals and filings as may be required under applicable securities laws, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Buyer Material Adverse Effect.

4.4.    Capital Stock. The authorized capital stock of Buyer consists of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share ( “Preferred Stock”), of which as of June 30, 2005, 9,310,336 shares of Common Stock, and no shares of Preferred Stock are issued and outstanding.

4.5.    Issuance of Hydron Shares. The Hydron Shares that are required to be issued by the Company to the Sellers pursuant to, in accordance with the terms, and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

4.6.    No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Buyer is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH SELLER

The Company and each Seller hereby jointly and severally represents and warrants to Buyer as follows:

5.1.    Existence; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified or licensed.

5.2.    Authorization, Validity and Effect of Agreements. The Company has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite action. This Agreement constitutes, and all agreements and documents contemplated hereby to which the Company or a Seller is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company and each such Seller, enforceable against the Company and each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

5.3.    No Violation. Neither the execution and delivery by the Company and each Seller of this Agreement, nor the consummation by the Company and each Seller of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of the Company, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any material license, certificate of authority, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any Seller is a party, or by which the Company or any Seller or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of the Company or such Seller to perform its respective obligations hereunder (a "Seller Material Adverse Effect"); or (c) other than such regulatory approvals and filings as may be required under applicable Common Stock laws, require any material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, the failure to obtain or make which would have a Seller Material Adverse Effect.

5.4.    No Brokers. Neither the Company nor any Seller has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, or the consummation of the transactions contemplated hereby. Neither the Company nor any Seller is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.5.    Ownership of Common Stock. Each Seller has good and valid title to the Shares of Common Stock owned by him, free and clear of all Liens of any nature whatsoever. Each Seller has full power and authority to sell, assign and transfer the Common Stock owned by him. Buyer will acquire good and valid title to all of the Common Stock, free and clear of all Liens of any nature whatsoever. The Company and each Seller, upon request, will execute (or cause to be executed) any additional documents necessary or reasonably desirable to complete the transfer of the Shares of Common Stock to Buyer.

5.6.    Subsidiaries. The Company has no direct or indirect subsidiaries and the Company owns of record and beneficially all of the assets necessary or useful to operate the business of the Company.

5.7.    Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $0.0001 par value, per share. As of June 30, 2005, there were 1,000 shares of Common Stock issued and outstanding. There are no outstanding (i) rights, including without limitation, any stock purchase warrants, options to purchase stock, securities convertible into shares of capital stock, or other rights which obligate the Company, or any Seller to issue, transfer or sell any shares of capital stock of the Company, or (ii) obligations of the Company or the Sellers to purchase, redeem or otherwise acquire any shares of capital stock or voting Common Stock convertible or exercisable into or exchangeable for capital stock or voting Common Stock of the Company.

5.8.    Corporate Records; Books. The corporate minute books of the Company and each of its predecessor companies, including BioCeutical Research, Inc. and AdvantaChem, Inc. (collectively, the “Predecessor Companies”), have been made available to Buyer, are complete and correct in all material respects and contain all written minutes of the shareholders and board of directors (including any committees thereof) of the Company and the Predecessor Companies.

5.9.    Financial Statements. The Company has previously provided Buyer with copies of the unaudited balance sheets, and the related statement of income of the Company for the fiscal year ended December 31, 2004 (the “Unaudited Year-End Financial Statements”) and the unaudited balance sheet and the unaudited statement of operations of the Company for the four-month period ended April 30, 2005 (the “Unaudited Interim Financial Statements”). Each of the Unaudited Year-End Financial Statements and the Unaudited Interim Financial Statements fairly present the financial position of the Company for and as of their respective periods. The Unaudited Year-End Financial Statements and the Interim Financial Statements are sometimes collectively referred to herein as the “Financial Statements.” The Financial Statements have not been prepared in accordance with generally accepted accounting principles (“GAAP”); however, the Company’s books and records are sufficient to permit the preparation of financial statements prepared in conformity with GAAP in compliance with the requirements of the Securities Exchange Commission (“SEC”) which may be incorporated into the financial statements of the Buyer for all periods from and after the Closing.

5.10.    Undisclosed Liabilities; Material Defaults. Except as set forth in the Financial Statements or in Schedule 5.10 attached hereto, the Company does not have any outstanding material claims, liabilities or indebtedness, fixed or contingent. Except as set forth in Schedule 5.10, the Company is not in default with respect to the material terms or conditions of any indebtedness.

5.11.    Absence of Certain Changes. Except as set forth in Schedule 5.11 attached hereto or as contemplated by this Agreement, since April 30, 2005, the Company has not (a) made any declaration, setting aside or payment of any dividend or distribution (whether in payable in cash, stock or property) in respect of the Company’s capital stock or (b) made any redemption or other acquisition by the Company of the capital stock of the Company or any of the Subsidiaries, (c) suffered or incurred any damage, destruction or loss, whether or not covered by insurance having a material adverse effect on the Company’s properties and business, (d) made any increase in the rate of compensation or in the benefits payable or to become payable by the Company to its directors, officers, employees or consultants other than in the ordinary course of business and consistent with past practices, (e) entered into any contract, agreement, instrument or other obligation by the Company not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure, (f) disposed of any material asset other than in the ordinary course of business and consistent with past practice, (g) licensed or assigned any of its Intellectual Property (as defined in Section 5.16(a)), other than in the ordinary course of business and consistent with past practices or (h) changed any accounting methods or principles.

5.12.    Title.

(a) The Company has good and valid title to all of the property and assets reflected on the balance sheet included in the Interim Financial Statements or acquired after the date thereof, free and clear of all Liens, except for Liens which will be terminated at the Closing and Liens set forth in Schedule 5.12 attached hereto, and except for (i) statutory Liens not yet delinquent and (ii) as reflected in the balance sheets included in the Financial Statements or in the notes thereto.

(b) Except as set forth in Schedule 5.12, the Company does not own or lease any real property.

5.13.    Litigation. There is no claim pending or, to the best knowledge of the Sellers, threatened, against any of the Sellers or the Company which, if adversely determined, would have a material adverse affect on the Company, its properties or business.

5.14.    Taxes. The Company has filed all federal, state and local tax reports, returns, documents or statements relating to Taxes (as defined below), including any schedule or attachment thereto, and including any amendment thereof required to be filed as of the date hereof with any federal, state, local or other taxing authorities in respect of all relevant taxes, including without limitation, income, gross receipts, ad valorem, value added, sales, use, property, stamp, excise, use, withholding, payroll, employment and other tax of any kind whatsoever (collectively, “Taxes”). All Taxes required to be paid through the date of this Agreement have been paid and all Taxes for which liability has accrued are set forth in the Financial Statements or in Schedule 5.14.

5.15.    Compliance with Law and Applicable Governmental and Other Regulations. The Company is in material compliance with all applicable federal, state and local laws, rules, regulations and ordinances relating to its operations, property and business. There are no claims pending by any governmental authority, nor, to the best knowledge of the Sellers, are there any claims threatened, regarding any violations of any federal, state, or local laws, rules regulations or ordinances applicable to the Company, its operations, property or business.

5.16.    Intellectual Property.

(a) The Company is the owner or licensee of all of the intellectual property rights (collectively, the “Intellectual Property Rights”) used by the Company in connection with its business, including, but not limited to, (i) software (source and executable or object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records and specifications and related documents in any media, including all modifications, enhancements, updates and derivatives, (ii) ideas, discoveries, inventions, design concepts, unique software and hardware configurations, and all materials developed therefrom, (iii) patents, patent applications, trademarks, trademark applications, trade names, logos, service marks, service mark applications, service names, internet domain names, access rights, web sites, electronic data links and copyrights and copyright applications,

(iv) business plans, customer contacts, licenses, pricing strategy, competitive data, (v) any confidential information which is owned by a third party and provided under a license or confidentiality agreement, (vi) trade secrets which derive economic value, actual or potential, and any other confidential information which is determined by a court of competent jurisdiction not to rise to the level of trade secret under applicable law. Schedule 5.16 attached hereto sets forth all (x) registered patents, copyrights, trademarks, trade names and service marks owned or licensed by the Company, (y) applications for registrations of Intellectual Property filed by the Company and (z) all Intellectual Property Rights, URL, website addresses and other rights owned or used by the Company which are material to the Company and its business. The Company has complied in all material respects with all federal and international laws relating to Intellectual Property Rights and has made all necessary filings and has registered its material Intellectual Property Rights in all jurisdictions necessary to protect each of its Intellectual Property Rights set forth or required to be set forth in Schedule 5.16. The consummation of the transactions consummated by this Agreement will not impair any material Intellectual Property Right.

(b) The Company has the right to use each material Intellectual Property Right listed on Schedule 5.16 without infringing the rights of any third-party. Except as set forth on Schedule 5.16 and which will terminate at the Closing Time, each of such Intellectual Property Rights is, and will continue to be at the Closing Time, free and clear of all royalty obligations and Liens. There are no claims pending, or, to the best knowledge of the Sellers, threatened, against the Company or any Seller that its use of the Intellectual Property Rights infringes the rights of any person. The Company and the Sellers have no knowledge of any third-party’s conflicting use of any such Intellectual Property Rights that conflicts with the Company’s Intellectual Property Rights.

5.17.    Contracts. Set forth on Schedule 5.17 attached hereto is a list of each agreement, whether written or oral, to (i) perform contract manufacturing and/or distribution services, (ii) provide consulting services, (iii) sell any product or provide any service not included in clauses (i) or (ii), (iv) purchase or lease any real or personal property, (v) engage any party to provide any service or (vii) license any Intellectual Property (collectively, “Agreements”). All such Agreements are in full force and effect and no party is in breach of any such Agreement which would, with notice or the passage of time or both result in the termination of such Agreement or the payment of any damages or penalty pursuant to the terms of such Agreement.

5.18.    Dealings with Affiliates. Except as set forth in Schedule 5.18 attached hereto, there are no oral or written agreements, arrangements or understandings to which the Company and any officer, director, or shareholder of the Company is a party. The Company is not obligated or liable to any officer, director or shareholder of the Company.

5.19.    Investment Representations. Each Seller represents and warrants to Buyer that (i) such Seller is acquiring the Hydron Shares for his own account and not with a view to distribution (as such term is used in Section 2(11) of the Common Stock Act), (ii) such Seller is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of the transactions contemplated by this Agreement, (iii) such Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and (iv) such Seller has been informed that neither the Company nor Buyer has registered the transactions contemplated by this Agreement under the Common Stock Act or any state, Common Stock or “blue sky” law. Each Seller acknowledges that it has been given a copy of the Buyer’s annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005. Each Seller further acknowledges that it has been offered the opportunity to ask questions of, and receive answers from, Buyer; and the Sellers have been given full and complete access to all available information and data relating to the business and assets of the Company and obtained all information which the Sellers have deemed necessary in order to evaluate the opportunities, both financial and otherwise with respect to the Company.

6.    COVENANTS

6.1.    No Disposition; No Liens. Each Seller will not, between the date hereof and the Closing Time sell, dispose of, cause a Lien to be created against, or in any other manner encumber (other than pursuant to this Agreement), any of the Common Stock or enter into any agreement with any person or entity (other than Buyer) with respect to any of the foregoing matters.

6.2.    Regular Course of Business

(a) Except as contemplated by this Agreement or with the prior written consent of Buyer, the Company shall operate its business in the ordinary and usual course, consistent with past management practices, shall maintain all of its properties in good order and condition, shall maintain all leases and contracts in effect without change and shall comply with all laws, rules and regulations applicable to its business.

(b) Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Time, without the prior written consent of Buyer, the Company shall not:

(i)	hire new management or key employees or terminate any existing employees of the Company;
(ii)	incur, or become obligated for, any expense, capital commitment or other cost that is outside the ordinary course of business of the Company or which are in excess of $5,000;
(iii)	enter into any agreement, including without limitation, any agreement for borrowed money, material to the Company or its business or which would be deemed a long-term liability under GAAP;
(iv)
make any changes to the compensation of any employee, including without limitation, any bonus, increase or change in benefits, or grant of any option or right to acquire shares of capital stock of the Company having a fair value in excess of $10,000 in aggregate; or

(v)	issue any shares of capital stock or rights to acquire shares of capital stock of the Company.

6.3.    Payments; No Solicitation. Each Seller acknowledges that any non-cash payments to it in respect of dividends or distributions on any of the Common Stock declared, set aside or paid are included as part of the Common Stock for purposes of this Agreement, and agrees to assign and deliver to Buyer at the Closing Time such payments. Between the date hereof and the Closing Time, neither Seller nor any affiliate or representative of such Seller shall solicit or encourage any person (other than Buyer) to acquire the Common Stock or sell or agree to sell or engage in a recapitalization, merger, sale of stock, sale of assets, other business combination or other similar transaction with or otherwise involving the Company or any of its subsidiaries or enter into any agreement with any person or entity (other than Buyer) with respect to any of the foregoing.

6.4.    Certain Commitments. Each Seller hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Seller shall vote the Common Stock: (i) in favor of any proposal for any recapitalization, merger, sale of stock, sale of assets, other business combination or other similar transaction between or involving the Company or any of its subsidiaries and Buyer or an affiliate of Buyer; (ii) after consultation with Buyer, against any proposal for any recapitalization, merger, sale of stock, sale of assets, other business combination or other similar transaction involving the Company or any of its Subsidiaries or which is reasonably likely to materially and adversely affect Buyer or prevent or delay the consummation of the transactions contemplated by this Agreement (other than a transaction referred to in clause (i) above); and (iii) subject to any required regulatory approvals, with respect to directors of the Company, in favor of any individuals designated by Buyer and, without prior written instructions from Buyer to the contrary, against any other individuals.

6.5.    Filings; Consents; Other Actions.

(a) Subject to the terms and conditions herein provided, (i)  each Seller and Buyer shall use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Closing Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Time from, governmental or regulatory authorities of the United States, including without limitation, the SEC, and the States of Florida, Delaware and New York, in connection with the execution and delivery of this Agreement, the purchase and sale of the Shares, the issuance of the Hydron Shares and otherwise in connection with the consummation of the transactions contemplated hereby, and (B) timely making all such filings required on its part and timely seeking all such consents, approvals, permits or authorizations; and (iii) each Seller and Buyer shall use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Time, any further action on the part of Sellers is necessary or reasonably desirable to carry out the purpose of this Agreement, each Seller shall make reasonable efforts to take all such actions.

(b) Set forth on Schedule 6.5 attached hereto is a list of all consents, and notices of assignment (collectively, the “Consents”) required in connection with the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would result in a material adverse effect on the Company or its business, including, without limitation, all consents and notices of assignment relating to all material contracts and Intellectual Property Rights. The Company at its sole cost and expense shall obtain the Consents prior to the Closing Time.

(c) Subject to the terms and conditions herein provided, each Seller shall use all reasonable efforts to cause the Company and its Subsidiaries to cooperate with the parties hereto with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Seller shall use all reasonable efforts consistent with this Agreement to cause the Company and its Subsidiaries to cooperate with the parties hereto in connection with any filings, submissions, consents, approvals, permits, authorizations or other action referred to in Section 6.5(a).

(d) The parties hereto shall use all reasonable efforts consistent with this Agreement to cause each of the conditions precedent to the consummation of the transactions contemplated by this Agreement applicable to each of them, respectively, to be met as promptly as practicable.

6.6.    Publicity. Subject to their respective legal obligations (including without limitation requirements under the federal securities laws and of stock exchanges and other similar regulatory bodies), the parties hereto shall consult with each other, and shall use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements (other than filings made pursuant to securities and other laws and regulations applicable to Buyer) with respect to the transactions contemplated hereby.

7.    CONDITIONS

7.1.    Conditions to Obligation of Sellers to Sell the Shares of Common Stock. The obligation of each Seller to sell the Shares of Common Stock owned by it shall be subject to the fulfillment or waiver by Sellers at or prior to the Closing Time of the following conditions:

(a) Buyer shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Time and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Time, and Sellers shall have received a certificate of Buyer, dated the date of the Closing Time, certifying to such effect.

(b) Neither the Company or any Seller nor Buyer shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. If any such order or injunction shall have been issued against the Company or any Seller, each Seller agrees to use its reasonable best efforts to have any such injunction lifted.

(c) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (including, without limitation, the SEC and the various states in connection with the merger of the Predecessor Companies with and into the Company) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

(d) There shall be no action, suit or proceeding pending against any of the parties hereto which would or would reasonably be expected to prevent or materially delay transactions contemplated by this Agreement or result in material damages in connection herewith.

(e) Buyer shall have executed and delivered this Agreement, and shall have delivered at the Closing Time to the Seller stock certificates representing all of the Hydron Shares, executed by the appropriate officers of the Company, or shall deliver a copy of its instruction letter to its stock transfer agent to issue and deliver the Hydron Shares required to be issued and delivered to each Seller at the Closing Time.

(f) Pollack and Reitz shall have executed the employment agreements, in the forms attached as Exhibits B-1 and B-2 hereto (collectively, the “Employment Agreements”)

(g) Buyer shall have delivered such other documents and instruments required hereunder or reasonably requested by the Sellers.

7.2.    Conditions to Obligation of Buyer to Purchase the Shares of Common Stock. The obligations of Buyer to purchase the Shares of Common Stock shall be subject to the fulfillment or waiver by Buyer at or prior to the Closing Time of the following conditions:

(a) Each of the Sellers shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Time and the representations and warranties of such Seller contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Time, and Buyer shall have received a certificate of such Seller, dated the date of the Closing Time, certifying to such effect.

(b) Neither Buyer nor the Company or any Seller shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. If any such order or injunction shall have been issued against Buyer, Buyer agrees to use its reasonable best efforts to have any such injunction lifted.

(c) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (including, without limitation, the SEC and the various states in connection with the merger of the Predecessor Companies with and into the Company) or any other third party required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

(d) There shall be no action, suit or proceeding pending or threatened against any of the parties hereto which would or would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or result in material damages in connection herewith.

(e) On or before the Closing Time, each of the Predecessor Companies shall have been merged with and into the Company in one or more transactions in which the Company shall be the surviving corporation (the “Mergers”) and the Company shall deliver to the Buyer copies of the articles of merger and the certificate of merger certified by the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware, respectively, evidencing such Mergers

(f) The Sellers shall have executed and delivered this Agreement, and shall have delivered at the Closing to the Buyer stock certificates representing all of the Company Shares, duly endorsed for transfer to the Buyer or together with stock powers duly executed in blank.

(g) Buyer shall have executed the Employment Agreements between Buyer and each of Pollack and Reitz.

(h) Buyer shall have delivered such other documents and instruments required hereunder or reasonably requested by the Sellers.

8.    INDEMNIFICATION

8.1.    Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not terminate at the Closing Time and shall survive until the second anniversary of the Closing Time.

8.2.    Indemnification by the Sellers. Each of the Buyer and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers, jointly and severally, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

(a) any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any Seller or the Company under this Agreement, or contained in any Schedule or Exhibit to this Agreement or from any material misrepresentation in or omission from any certificate, schedule, other agreement or instrument executed by any Seller or the Company and delivered hereunder; and

(b) any Taxes owed by the Company, the Predecessor Companies or the Sellers with respect to any Tax year or portion thereof ending on or before the Closing Time.

8.3.    Indemnification by Buyer. Each Seller shall be indemnified and held harmless by the Buyer at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of legal counsel) resulting from, or in respect of, any of the following:

(a) any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of Buyer under this Agreement, or contained in any Schedule or Exhibit to this Agreement or from any material misrepresentation in or omission from any certificate, schedule, other agreement or instrument executed by buyer and delivered hereunder; and

(b) any Taxes owed by the Company or the Sellers with respect to any Tax year or portion thereof beginning after the Closing Time.

8.4.    Third-Party Claims. The following procedures shall be applicable with respect to indemnification for third-party Claims (as defined below):

(a) Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “indemnitee”) of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which assessment, imposition, Claim, liability, or obligation any other party to this Agreement (hereinafter the “indemnitor”) is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings.

(b) The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume and control the defense of such action unless such action, if adversely determined, might (1) result in injunctions or other equitable remedies in respect of the indemnitee or its business; (2) result in liabilities which, taken with other then existing claims, would not be fully indemnified hereunder; or (3) have an adverse impact on the business or financial condition of the indemnitee after the Closing Time. The indemnitor and the indemnitee shall cooperate in the defense of such Claims.

(c) In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable fees and expenses of legal counsel) incurred by such indemnitee in connection with such obligation or liability.

(d) Prior to paying or settling any Claim, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemniteee liable on such Claim, or in the case of a settlement of such Claim, the indemnitee must first receive the written approval of the terms and conditions of such settlement from the indemnitor, which approval may not be unreasonably be withheld.

(e) An indemnitee shall have the right to employ its own legal counsel and participate in any case, but the fees and expenses of such legal counsel shall be at the expense of the indemnitee unless (a) the employment of such legal counsel shall have been approved in advance by the indemnitor in connection with the defense of the Claim, or (b) such indemnitee shall have reasonably concluded that there may be defenses available to it that would be contrary to, or inconsistent with, those available to the indemnitor. In any such case, the indemnitee shall be entitled to reimbursement for the fees and expenses of one such legal counsel.

(f) For purposes of this Section, a “Claim” means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

9.    NONCOMPETE

9.1    Non-Competition Covenant.

(a)  As a material and valuable inducement for the Buyer to enter into this Agreement, pay and issue the shares of Hydron Stock hereunder to Sellers and consummate the transactions provided for herein, during the “Restricted Period” (as hereinafter defined), each Seller agrees, unless otherwise permitted by Buyer in writing, that he shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(i)  engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any business of the same nature or similar to the business of Buyer, whether conducted by the Company or in direct competition with Buyer or the Company or any subsidiary or affiliate of Buyer (collectively with Buyer, the “Hydron Entities” and each (including Buyer), a “Hydron Entity”), within the United States (the “Restricted Territory”);

(ii)  solicit any person who is, at that time, or who has been within one (1) year prior to that time, an employee of any Hydron Entity for the purpose or with the intent of enticing such employee away form or out of the employ of any Hydron Entity; or

(iii)  solicit any person or entity which is, at that time, or which has been within one (1) year prior to that time, a customer or supplier of any Hydron Entity for the purpose of soliciting or selling products or services in competition with any Hydron Entity within the Restricted Territory.

(b)  Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Seller from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.
(c)  As used in this Agreement, the term “Restricted Period” shall mean and include with respect to each Seller, (A) in the case of the prohibitions set forth in Section 9.1(a)(i) and (ii), any time while such Seller is employed by any Hydron Entity and (B), in the case of the prohibition set forth in Section 9.1(a)(iii), the longer of (x) a period of three (3) years, from the Closing Time to the third (3rd) anniversary of the Closing Time or (y) with respect to each Seller employed by a Hydron Entity for a period of two (2) years following the effective date of the termination of such Seller’s employment with any Hydron Entity (regardless of the cause, reason or justification of such termination.

(d)  In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be cause to Buyer for which it would have no other adequate remedy, each Seller agrees that in the event of breach by such Seller of the foregoing covenant, Buyer and each Hydron Entity shall be entitled to specific performance of this provision and injunctive and other equitable relief.

(e)  It is agreed by the parties that the foregoing covenants in this Section 9.1 impose a reasonable restraint on the Sellers in light of the activities and business of the Company and the Hydron Entities on the date of the execution of this Agreement and the current plans of the Hydron Entities; but it is also the intent of Buyer and the Sellers that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Hydron Entities, whether before or after the date of termination of the employment of such Seller provided, that the applicable Seller participated in the development of the changed activity, business or location. For example, if, during the Restricted Period, a Hydron Entity engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or its existing activities or business or the locations currently established therefore, then such Seller will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within the Restricted Territory or within 100 miles of its then-established operating location(s) through the Restricted Period if the Seller was involved in the development of such new businesses, locations or activities.

(f)  The covenants in this Section 9.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

(g)  All the covenants in this Section 9.1 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. Further, this Section 9.1 shall survive the Closing and the termination of such Seller’s employment with a Hydron Entity. It is specifically agreed that the Restricted Period, during which the agreements and covenants of the Seller made in this Section 9.1 shall be effective, shall be computed by excluding from such computation any time during which such Seller is in violation of any provision of this Section 9.1.

9.2    Non-Disclosure; Confidentiality.

(a)  Confidential Information. By virtue of the Sellers’ respective prior or future employment, association or involvement with the Company of other Hydron Entity, such Seller may have obtained or may hereafter obtain confidential or proprietary information developed, or to be developed, by the Company of other Hydron Entity. “Confidential Information” means all proprietary or confidential business information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, “know how,” customer lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any Hydron Entity (including source or object codes), processes, procedures, formulas or improvements of any Hydron Entity; algorithms; computer processing systems and techniques; price lists, customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an Hydron Entity, regardless of whether any of such information, data or documents qualify as a “trade secret” under applicable Federal or State law. “Confidential Information” shall not include (a) any information which is in the public domain during the period of service by the Sellers or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by any Seller in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the retail health and beauty aide industry or otherwise in the ordinary course.

(b)  Non-Disclosure. Each Seller agrees that, except as directed by such Seller’s Hydron Entity employer (if any), as required or otherwise contemplated under this Agreement or such Seller’s Employment Agreement (if any) or as otherwise required by law, he will not at any time (including during the term of such Seller’s employment by a Hydron Entity (if any) or at any time thereafter), except as may be expressly authorized by the Hydron Entity in writing, disclose to any person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an Hydron Entity or by reason of any consulting or software development services he has performed or may in the future perform for an Hydron Entity which contain or are derived from Confidential Information. Each Seller further agrees that while employed and an Hydron Entity, no Confidential Information shall be removed from the Hydron Entity’s business premises, without the prior written consent of such Hydron Entity. In addition, each of the Sellers hereby acknowledge that he is aware of the restrictions imposed by federal securities laws on persons possessing material non-public information with respect to SEC reporting companies and agree that neither Seller will effect any transactions in the stock of Buyer without compliance with such laws.

(c)  Hydron Group Property. As used in this Agreement, the term “Hydron Group Property” means all documents, papers, computer printouts and disks, records, customer or customer lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any Hydron Entity, or otherwise belonging to any Hydron Entity, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

(i)  All the Hydron Group Property shall be and remain the property of the Hydron Entity to which such belongs;

(ii)  The Sellers will preserve, use and hold the Hydron Group Property only for the benefit of Buyer and its affiliates and to carry out the business of the Hydron Entity, Buyer and its affiliates; and

(iii)  When any Seller’s employment is terminated, such Seller will immediately deliver and surrender to the Hydron Entity all the Hydron Group Property, including all copies, extracts or any other types of reproductions, which such Seller has in his possession or control.

10.    TERMINATION

10.1    Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a) by mutual consent of the Buyer, the Sellers and the Company;

(b) by the Buyer or the Sellers and the Company, collectively, if the transactions contemplated by the Agreement have not been consummated on or before [July 31, 2005]; provided, however, that if the failure to consummate the transactions contemplated by this Agreement as of that date has resulted from the breach or default of any party with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

(c) by notice given by each of the Sellers and the Company or the Buyer if as of the Closing Time (including any extensions) any of the conditions specified in Sections 7.1 or 7.2 of this Agreement, respectively, shall not have been satisfied or if the Buyer or either Seller or the Company, respectively, is otherwise in default under this Agreement.

10.2    Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a) each party shall redeliver all documents and other material of any party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b) all information received by any party hereto with respect to the business of the other party or the Company (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

(c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; provided, however, that the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party for such breach or default.

11.    GENERAL PROVISIONS

11.1.    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery (with proof of delivery) or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer:

Hydron Technologies, Inc.
2201 W. Sample Road
Building 9, Suite 7-B
Pompano Beach, FL 33073-3006
Att: Chief Operating Officer
Facsimile: (954) 861-6400
Telephone: (954) 861-6401

With a copy to:

Ruden McClosky Smith Schuster &
Russell, P.A.
200 East Broward Boulevard, Suite 1700
Fort Lauderdale, FL 33301
Attn: Robert C. Brighton, Jr., Esq.
Facsimile: (954) 333-4073
Telephone: (954) 527-2473

If to the Company or the Sellers:

Clinical Results, Inc.
4400 34th Street North
Warehouse F
St. Petersburg, FL 33714
Facsimile: (727) 344-0519
Telephone: (727) 344-3920
Att: President

With a copy to:

Att:
Facsimile:
Telephone:

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

11.2.    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Until the Closing Time or termination of this Agreement pursuant to Section 10.1, or 10.2, the Common Stock (and any transfer thereof) shall be subject to this Agreement.

11.3.    Entire Agreement This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

11.4.    Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.

11.5.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.

11.6.    Counterparts. This Agreement may be executed by the parties hereto (including by facsimile transmission) with separate counterpart signature pages or in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.7.    Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

11.8.    Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

11.9.    Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

11.10.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.12.    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

11.13.    Costs. Each of the Sellers and Buyer shall bear its own respective costs, and the Sellers shall bear the costs of the Company.

11.14.    Schedules. Information or disclosure provided on any Schedule shall constitute disclosure for purposes of all Schedules to which such information or disclosure would be responsive.

11.15.    No Third Party Beneficiaries. Nothing in this Agreement shall be interpreted to provide to grant, expand, increase, broaden or enlarge any rights or remedies which third parties would have against the Company or any of the Sellers had the parties not entered into this Agreement and the transactions contemplated hereby not taken place.

11.16.    Due Diligence. Prior to the Closing Time, Sellers and the Company shall provide Buyer with access to such information as Buyer may reasonably request regarding the business of the Company and the Predecessor Companies, including without limitation, all financial information, Contracts and corporate documentation relating to the Company or the Predecessor Companies.

11.17.    Lock-up Agreements. Each Seller agrees, if requested by Buyer and an underwriter of common stock (or other securities) of Buyer, not to sell or otherwise transfer or dispose of any common stock (or other securities) of Buyer held by such Seller during the 90 day period following any registration statement filed by Buyer under the Securities Act, provided that all executive officers, directors, and chief executives or presidents of subsidiaries, of Buyer enter into similar agreements. If requested by the underwriters, the Sellers shall execute a separate agreement to the foregoing effect. Buyer may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

11.18    Board of Directors. Buyer agrees to appoint and nominate Pollock and one other designee of Sellers to the Board of Directors of the Buyer, and to nominate and use its best efforts to cause the election of such nominees or other nominees of Sellers as directors at the next annual meeting of the shareholders of the Buyer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

BUYER:

HYDRON TECHNOLOGIES, INC.

By:  /s/ Banakus

Name: Richard Banakus
Title: Interim President

THE COMPANY:

CLINICAL RESULTS, INC.

By:   /s/ Pollock

Name: David Pollock
Title: President

SELLERS:

/s/ Pollock

DAVID POLLOCK, individually

/s/ Reitz

R. DOUGLAS REITZ, individually

EXHIBIT A

RESTRICTIVE LEGEND

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

A-1